SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2006

LITTLEFIELD CORPORATION.
(exact name of registrant as specified in its charter)

Delaware	0-24805	74-2723809
(State or other jurisdiction of incorporation)	(Commissions File Number)	I.R.S. Employer Identification Number)

2501 North Lamar Blvd., Austin, Texas	78705
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 476-5141

(Former name or former address, if changed since last report.) NA

Item 2.02. - Results of Operations and Financial Condition

The following information is furnished pursuant to Item 2.02, "Results of Operations and Financial Condition."

On January 26, 2006, Littlefield Corporation issued a press release announcing 4th quarter 2005 and full year 2005 earnings. A copy of that press release is attached as exhibit 99 to this report, and is included below.

Exhibit 99:
Press Release dated January 26, 2006.

Littlefield Corporation Announces Seventh Consecutive Quarter of Substantially Improved Earning

Thursday January 26, 6:20 pm ET

AUSTIN, Texas--(BUSINESS WIRE)--Jan. 26, 2006--Littlefield Corporation today announced earnings for the fourth quarter and for the full year 2005. Results were substantially improved when compared to Q4-2004. This is the seventh consecutive quarter of substantially improved operating earnings.

There were no significant extraordinary or non-recurring expenses during Q4-2005 though legal fees were over $200,000 greater in Q4-2005 than in Q4-2004.

Highlights, including all extraordinary income items, for the quarter are as follows:

1. Net income for Q4-2005 improved by $1,570,412 compared to Q4-2004. This is particularly significant given the magnitude of legal fees.

2. Net income for the year 2005 v 2004 increased by over $3,000,000 to $1,925,312 or $0.23 per share. This is also particularly significant as the Company had $665,368 more in legal fees in 2005.

3. EPS for Q4-2005 are $0.04, a $0.19 per share increase compared to Q4-2004.

4. EPS for FY 2005 are $0.23, a $0.36 per share increase compared to FY 2004.

5. On an operating basis (before the application of corporate overhead), Littlefield Hospitality (Word of Mouth, Premiere Tents & Events) had Q4-2005 earnings of $139,787 a 31% increase compared to Q4-2004.

6. On an operating basis, Littlefield Entertainment (bingo) had Q4-2005 earnings of $733,819 a 46% increase compared to Q4-2004.

7. Revenue for Q4-2005 increased by 17% compared to Q4-2004 with Littlefield Hospitality delivering a 19% increase and Littlefield Entertainment providing a 14% increase.

8. Revenue for FY 2005 is $11,341,007 a 14% increase with Littlefield Hospitality increasing by 27% and Littlefield Entertainment increasing by 7%.

The following report is based upon accounts that have not yet been reviewed by the Company's auditors. Any modifications as a result of that review will be highlighted in the Company's 10-QSB filing, and, if material, will be addressed in a subsequent press release.

REVENUE:

QUARTERLY                   Q4-2005     Q4-2004   Variance  % Change
------------------------- ----------- ----------- --------- ---------
LTFD Corporation          $3,280,151  $2,815,155  $464,996     17%
Entertainment              1,791,183   1,568,564   222,619     14%
Hospitality                1,468,074   1,238,491   229,583     19%

Revenue increased by 17% for Q4-2005. The increase in revenue was the result of balanced increases in both Entertainment and Hospitality. Underlying the revenue in increase in Hospitality, Word of Mouth revenue increased by 7% while Premiere Tents & Events revenue increased by 33%.

Premiere had the highest revenue quarter in its history in Q4-2005! Revenue is also up in every state in which the Company's corporate subsidiaries are engaged in bingo with Texas up 12%, South Carolina up 20% and Alabama up 15%.

The trend of revenue increases has been as follows:

TREND OF REVENUE       Q1-   Q2-   Q3-   Q4-   Q1-   Q2-   Q3-   Q4-
 INCREASES             2004  2004  2004  2004  2005  2005  2005  2005
--------------------- ----- ----- ----- ----- ----- ----- ----- -----
LTFD Corporation      (6%)  (2%)    1%    9%   11%   10%   20%   17%
Entertainment         (6%)   1%    15%   11%   10%    5%   (1%)  14%
Hospitality           (6%)  (8%)  (29%)   6%    5%   19%   90%   19%

YTD                        2005        2004      Variance   % Change
---------------------- ------------ ----------- ----------- ---------
LTFD Corporation       $11,341,007  $9,927,697  $1,413,310     14%
Entertainment            6,908,360   6,484,397     423,963      7%
Hospitality              4,336,630   3,409,635     926,995     27%

This is the Company's highest level of revenue since its departure from the amusement business in 2001. In addition, it is the highest level of Entertainment and Hospitality revenue individually.

Premiere Tents & Events has surpassed its pre-9/11 levels of revenue while Word of Mouth still has not recovered fully but is clearly headed in the correct direction.

Littlefield Entertainment (bingo) revenue was up in South Carolina by 19% and Alabama by 28% while Texas was down by 3%. The entire Texas decline in bingo revenue is attributable to prior quarters as Q4-2005 revenue was up by 12% as previously noted.

NET INCOME:

QUARTERLY                 Q4-2005    Q4-2004     Variance   % Change
------------------------ --------- ------------ ----------- ---------
LTFD Corporation         $301,098  $(1,269,314) $1,570,412
Entertainment             733,819      503,499     230,220     46%
Hospitality               139,787      106,642      33,145     31%

Net Income improved a meaningful amount in Q4-2005. This improvement is attributable to operating improvements in both Entertainment and Hospitality. It is particularly significant that Net Income increases are in greater percentages than the Revenue percentage increases.

Both Word of Mouth and Premiere Tents & Events were profitable for Q4-2005. Word of Mouth delivered a $37,849 increase in profits (48%) to $117,209 while Premiere Tents & Events' profits increased to $79,155 a 161% increase. These amounts are prior to the elimination of intracompany transfers.

Net income was up in every state in which Littlefield Entertainment (bingo) operates with Texas up by 39%, South Carolina up by 66% and Alabama up by 42%.

YTD                       2005        2004       Variance   % Change
---------------------- ----------- ------------ ----------- ---------
LTFD Corporation       $1,925,312  $(1,096,883) $3,022,195
Entertainment           3,468,919    2,311,705   1,157,214     50%
Hospitality              (205,838)    (489,046)    283,208     58%

Corporate income improved by over $3,000,000 and would have been even more absent the high level of legal expenses in FY 2005 of $950,418.

Word of Mouth was profitable for the year before intracompany eliminations while Premiere Tents & Events, which has meaningful levels of depreciation (a non-cash cost) that depress earnings, reduced its loss by over 55% during FY 2005.

Littlefield Entertainment (bingo) had increases in FY net income of 26% in South Carolina and 145% in Alabama. Texas was down by 19% but has reversed course in Q4-2005 with an increase of 39%.

EBITDA:

EBITDA for Q4-2005 is derived as follows:

QUARTERLY                         LTFD Corp Entertainment Hospitality
--------------------------------- --------- ------------- -----------
Net Income                        $301,098      $733,819    $139,787
Interest, Taxes, Depreciation,
 Amortization                      193,352        68,274      75,492
EBITDA                            $494,450      $802,093    $215,279

QUARTERLY                   Q4-2005   Q4-2004    Variance   % Change
-------------------------- --------- ---------- ----------- ---------
LTFD Corporation           $494,450  $(956,860) $1,451,310
Entertainment               802,093    663,950     138,143     21%
Hospitality                 215,279    200,969      14,310      7%

EBITDA, which is a rough measure of the Company's ability to generate cash flow from operations, increased by $1,451,310 with both
Entertainment and Hospitality contributing in a positive manner.

YTD                         2005       2004      Variance   % Change
------------------------ ----------- ---------- ----------- ---------
LTFD Corporation         $3,015,719   $165,850  $2,849,869    1718%
Entertainment             4,001,217  2,967,930   1,033,287      35%
Hospitality                 137,213   (100,134)    237,347

The improvement in EBITDA for the FY 2005 is encouraging but most importantly Hospitality has reversed a trend of negative EBITDA and has now begun to contribute positively to the Company's performance.

CORPORATE OVERHEAD:

                            2005       2004      Variance   % Change
                          ---------- ---------- ----------- ---------
4th QUARTER                $535,877    329,801   $(206,076)   (62%)
YTD                       2,295,806  1,269,614  (1,026,192)   (81%)

Corporate overhead for Q4-2005 would have been reasonable absent the magnitude of legal fees and expenses totaling $288,718 as compared to
$86,844 in Q4-2004. FY 2005 legal fees are $950,418 compared to
$285,050 in 2004.

EARNINGS PER SHARE:

                          2005        2004       Variance   % Change
                       ----------- ------------ ----------- ---------
Q4 Earnings              $301,098  $(1,269,314) $1,570,412
Quarterly EPS               $0.04       $(0.15)      $0.19
FY Earnings            $1,925,312  $(1,096,883) $3,022,195
FY EPS                      $0.23       $(0.13)      $0.36
Shares Outstanding      8,535,706    8,370,702     165,004      2%

Quarterly EPS improved from a loss of 15 cents per share to a profit of 4 cents per share. FY EPS improved by $0.36 per share to $0.23 per share.

Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

    "The Q4-2005 performance was a very good performance and it compares very favorably with Q4-2004 which was a pretty good quarter in its own right as it was the beginning of the trend of increasing revenue in all of our businesses.

    "Total Corporate Revenue was up 17% for the quarter with solid increases in Texas (12%), South Carolina (20%) and Alabama (15%)
    bingo and in Word of Mouth (7%) and Premiere Tents & Events (33%).
    Revenue is likely to continue to increase in 2006.

    "Net Income was up over $1,500,000 again with solid increases in every line of business with Texas bingo up 39%, South Carolina up
    20%, Alabama up 15%, Word of Mouth up 48% and Premiere up 161%.
    Net Income is likely to mirror Revenue in 2006.

    "An analysis of EBITDA validates the improvement which is even more significant as meaningful amounts of debt have been repaid thereby reducing interest expenses.

    "The most significant weak spot in the Company's quarterly and annual performance has been the high level of legal fees. There is some encouragement on this matter as most of the legal fees were incurred on matters which have been ultimately resolved and therefore cannot generate additional levels of legal expenses.
    There are only two significant legal expense generating issues left confronting the Company and both of these will be resolved in
    2006.

    "Had legal fees been at a `normal' level, net income would have been increased by approximately $200,000 in Q4-2005 and $650,000 in FY 2005."

Earnings will be discussed in a conference call on Friday, January 27, 2006, at 11:00 a.m. CST. Interested parties may participate by calling 877-407-9205 and requesting the Littlefield Corporation Fourth Quarter 2005 Earnings Conference Call.

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company's performance in a single quarter or the individual opinions of any member of the Company's management in making their individual investment decisions.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward-looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.

Contact:

Littlefield Corporation, Austin
Cecil Whitmore, 512-476-5141 or 512-476-5680 (fax)
cwhitmore@littlefield.com

Source: Littlefield Corporation